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                                                                      Exhibit 99

FOR RELEASE JUNE 1, 1998 AT 7:30 A.M. EDT
-----------------------------------------

Contact:
Porter, LeVay & Rose, Inc.
Michael Porter or
Jonathan Gordon
212/564-4700

              ING EQUITY PARTNERS SIGNS LETTER OF INTENT TO PROVIDE ALPHA MICROSYSTEMS WITH AN EQUITY INVESTMENT OF UP TO
                                   $20 MILLION


SANTA ANA, Calif., . . . June 1, 1998 . . . Alpha Microsystems (NASDAQ NM: ALMI) today announced that it has signed a letter of intent with the private equity firm of ING Equity Partners II, L.P. whereby ING has agreed to invest up to $20 million in Redeemable Exchangeable Preferred Stock of Alpha Micro. All of the terms and conditions of an initial $8 million investment and two subsequent investments totaling up to an additional $12 million, are subject to the negotiation, preparation and execution of definitive agreements, the satisfactory completion of due diligence by ING, and other conditions including Alpha Microsystems' completion of a mutually acceptable IT services business acquisition. If completed in accordance with the terms of the letter of intent, ING's investment will provide Alpha Microsystems with capital to further grow its IT services business through key acquisitions, as well as provide the Company with additional working capital. Under the terms of the letter of intent ING will receive 10-year warrants to purchase common stock of Alpha Microsystems for $2.50 per share, representing a premium to the historical 90-day average closing price of the common stock. The warrants will grant ING the right to acquire approximately 20 percent, in the event of the minimum $8 million investment, and up to approximately 44 percent, in the event of a maximum $20 million investment, of the outstanding shares of common stock of the Company on a fully diluted, post-issuance basis.

Alpha Microsystems President and CEO Douglas J. Tullio said, "We are pleased that ING Equity Partners has recognized the potential of our growing businesses. This investment from ING will provide Alpha Micro with the ability to pursue growth strategies within the IT services business through acquisitions and organic growth, and will allow us to further establish the market position of AlphaCONNECT within the Internet industry."

Tullio added, "ING has an established track record in helping companies execute growth plans and enhance market values. As our equity sponsor, we look forward to ING's experience and expertise in assisting Alpha Micro to reach its full business potential."

According to ING Partner Benjamin Giess, "We have been impressed with Alpha Microsystems' strategic repositioning of its business and, particularly, its future growth prospects. Alpha Microsystems has a strong, talented management team and the core competitive strengths needed to propel its business strategies. ING is pleased to submit terms for an investment in Alpha Microsystems."

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As contemplated by the terms of the letter of intent, dividends will be payable on the Redeemable Exchangeable Preferred Stock to be purchased by ING at an initial nine percent cumulative annual dividend rate, which increases one percent annually after the second anniversary. The Preferred Stock must be redeemed in seven years. The warrants will have customary anti-dilution protection. Investments by ING under the terms of the letter of intent are to be made in three tranches. ING's initial tranche, which is $8 million, will be invested at the initial closing. The second tranche of $7 million and the third tranche of $5 million are subject to, among other conditions, approval of Alpha Microsystems' shareholders and, if approved and consummated, will be in exchange for Preferred Stock and warrants to purchase common stock constituting up to
14.5 percent and 9.5 percent ownership in the Company by ING, respectively. If Alpha Microsystems elects to redeem the Preferred Stock prior to June 30, 2000, the shares purchasable pursuant to the Warrants will be reduced. Under the terms of the letter of intent, Alpha Microsystems will expand its board of directors to seven members, of which ING will designate three directors.

ING Equity Partners is a New York-based private equity firm investing in growth financings, buyouts, acquisitions, consolidations and corporate restructurings of U.S.-based middle market companies. The first endeavor, ING Equity Partners, L.P. I and its predecessor organization at ING Group, has invested over $400 million since August 1990. The second fund, ING Equity Partners II, L.P. was established in July of 1997 with $357 million of committed capital. To date, ING Equity Partners has invested in 27 companies representing a wide range of industries including media and telecommunications, retailing, manufacturing and healthcare.

With over 50 locations throughout North America, Alpha Microsystems is dedicated to providing a consistent level of high-quality computer services such as consulting, maintenance and networking for small, mid-sized and large corporations nationwide. Alpha Microsystems -- a 20-year-old, Santa Ana, Calif. Company -- also serves the Internet/intranet market through its AlphaCONNECT division, which includes business-to-business software and technologies. For more information, visit the Company's Web site at www.alphamicro.com.

Certain statements in this press release, including statements that the investment from ING will provide Alpha Micro with the ability to pursue growth strategies within the IT services business through acquisitions and organic growth and will allow us to further establish the market position of AlphaCONNECT within the Internet industry, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) the economic and competitive environment of the computer maintenance and IT support services industry in general, and in the Company's specific market areas, (ii) its ability to identify acquisition candidates, (iii) the Company's ability to successfully integrate acquired operations with its existing operations, (iv) the Company's ability to develop, produce, and market products and services that incorporate new technology, are priced competitively, and achieve significant market acceptance, (v) whether the Company's products and IT services will be commercially successful or technically advanced due to the rapid improvements in computer technology and resulting product obsolescence, (vi) changes in the cost of IT services (vii) the Company's ability to deliver commercial quantities of new products in a timely manner, (viii) the Company's ability to manage risks associated with its IT services and Internet operating strategies, (ix) changes in the Company's operating strategy and capital expenditure plans (x) the Company's ability to manage its expenses commensurate to its revenues and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.